  EXHIBIT 99.1

Cellceutix Reports Very Encouraging Interim Analysis of Phase 2 Drug Candidate Brilacidin for Severe Oral Mucositis (OM) in Head and Neck Cancer Patients; High Potential for Preventative Treatment

Study showed a markedly reduced rate of Severe OM (WHO Grade > 3): Active Arm (Brilacidin): 2 of 9 patients (22.2 percent); Control Arm (Placebo): 7 of 10 patients (70 percent)

BEVERLY, MA – March 27, 2017 (GLOBE NEWSWIRE) Cellceutix Corporation, (OTCQB: CTIX) (“the Company”), today presented positive results from the Company's ongoing randomized, double-blind Phase 2 study of Brilacidin in the prevention and control of Oral Mucositis (OM) in patients receiving chemoradiation for treatment of Head and Neck Cancer. In a preliminary interim analysis, a marked reduction in incidence of Severe OM (WHO Grade > 3) was observed in patients treated with Brilacidin who received at least 55 Gy cumulative units of radiation. Study results, complementing favorable data released last week in the treatment of Ulcerative Proctitis/Proctosigmoiditis with Brilacidin, further establish Brilacidin as a novel anti-inflammatory drug candidate with potentially broad applications.

Presented below is information on Cellceutix’s clinical trial of Brilacidin for OM, including preliminary Interim Analysis of 19 patients (9 administered Brilacidin; 10 administered placebo) who have reached or passed the planned visit at the end of 5 weeks on study, and received a cumulative radiation dose of at least 55 Gy.

STUDY DESIGN

CTIX-BRI-205 is a Phase 2 randomized, double-blind, placebo-controlled study evaluating the safety and efficacy of Brilacidin as an oral rinse in preventing and controlling OM in patients receiving chemoradiation therapy for Head and Neck Cancer. The study is anticipated to enroll approximately 60 patients in the United States, 30 each to Brilacidin treatment or to placebo (water). Brilacidin (45 mg/15 ml oral rinse—“swish and spit”) is administered 3 times daily across 7 weeks (49 days). Pharmacokinetics of Brilacidin are to be evaluated if there is measurable systemic exposure (from drug concentrations in plasma).

The Brilacidin OM trial uses a World Health Organization (WHO) OM Grading Scale, a common measurement tool in assessing the presence and severity of OM, as defined below.

WHO Scale for OM

•	Grade 0 = None
•	Grade 1 = Erythema and Mouth Pain Soreness; no Ulceration/Pseudomembrane formation
•	Grade 2 = Ulceration/Pseudomembrane formation; solid diet
•	Grade 3 = Ulceration/Pseudomembrane formation; liquid diet
•	Grade 4 = Ulceration/Pseudomembrane formation; not able to tolerate a solid or liquid diet (except enough liquid for medication)

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Primary Endpoints of the Brilacidin OM trial are:

•	Incidence of Severe OM (WHO Grade > 3) experienced during radiation therapy (across 7 weeks) by patients with Head and Neck Cancer receiving a cumulative radiation dose of at least 55 Gy in the course of their chemoradiation treatment
•	Safety and Tolerability of Brilacidin

A Secondary Endpoint included in the Interim Analysis is:

•	Duration of Severe OM (WHO Grade > 3)

Pharmacokinetics of Brilacidin is determined from:

•	Brilacidin concentrations in plasma

INTERIM ANALYSIS

Preliminary efficacy and safety data from 19 patients who met the criteria for evaluation were reviewed. To be included, patients needed to have reached or passed the planned visit at the end of 5 weeks on study, and have received a cumulative radiation dose of at least 55 Gy. Patients receiving Brilacidin, as compared to patients on placebo, showed a markedly reduced rate of Severe OM (WHO Grade > 3). Additionally, Brilacidin was generally safe and well-tolerated.

Primary Efficacy Results Incidence of Severe OM (WHO Grade > 3)

•	Active Arm (Brilacidin): 2 of 9 patients (22.2 percent)
•	Control Arm (Placebo): 7 of 10 patients (70 percent)

Secondary Efficacy Results Duration of Severe OM (WHO Grade > 3)

•	Active Arm (Brilacidin): Mean 10.5 days (Range 3 to 18 days; 2 patients)
•	Control Arm (Placebo): Mean 14 days (Range 3 to 39 days; 7 patients)

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Safety and Tolerability Profile

•	Brilacidin administered as an oral rinse was generally well-tolerated by patients
•	Safety findings were typical for patients with Head and Neck Cancer being treated with chemoradiation; no treatment group differences were apparent on vital signs and clinical laboratory safety tests
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Six patients (2 in Active Arm, 4 in Control Arm) experienced at least one adverse event categorized as serious. Nine Serious Adverse Events (SAEs) were reported for these 6 patients, and all were classified by the Investigator as Not Related to study drug

•	Incidence of Treatment-Emergent Adverse Events (TEAEs)

o	Majority of the TEAEs reported (Active Arm, 164 TEAEs; Control Arm, 143 TEAEs) were related to chemoradiation or the underlying study indication
o	No TEAEs were classified as Likely Related or Definitely Related to study treatment

Pharmacokinetics

•	Plasma samples from 6 patients treated with Brilacidin were analyzed and all concentrations of Brilacidin were below the lower limit of quantification (i.e., < 10 ng/mL)

“These interim results suggest the potential for an even greater effective therapeutic response as formulation and dosing is further optimized,” commented Arthur P. Bertolino, MD, PhD, MBA, President and Chief Medical Officer at Cellceutix. “There currently is no existing preventative treatment available for OM patients in this population, with only limited therapies focusing on symptom relief. Already under Fast Track designation, should Brilacidin earn FDA approval for the treatment of Oral Mucositis, countless patients may no longer have to suffer from this horribly debilitating condition as a side effect of cancer treatment. The use of Brilacidin to prevent the onset of OM could even lead to an entirely new standard of care in this area as we strive to bring this drug to market.”

Cellceutix, over the past months, has added additional clinical sites to this study. Completion of the clinical trial is expected before year-end.

Alerts:

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About Brilacidin

Brilacidin is Cellceutix’s lead drug candidate in its defensin mimetic franchise. Modeled after Host Defense Proteins (HDPs), the “front-line” of defense in the immune system, it is a small, non-peptidic, synthetic molecule that kills pathogens swiftly and thoroughly. Just as importantly, Brilacidin also functions in a robust immunomodulatory capacity, lessening inflammation and promoting healing. Due to its unique properties, Cellceutix is studying Brilacidin’s effect on oral mucositis (under Fast Track designation) and on ulcerative proctitis/proctosigmoiditis (UP/UPS) in Phase 2 trials. Additional trials of Brilacidin are planned in other conditions, including: hidradenitis suppurativa and acne. Brilacidin is also being developed under FDA’s Qualified Infectious Disease Product (QIDP) designation as an antibacterial product for Acute Bacterial Skin and Skin Structure Infections (ABSSSI)—qualifying it for Fast Track and possible Priority FDA Review and a potential extra 5 years of United States market exclusivity upon drug approval.

Learn more here:
http://www.cellceutix.com/brilacidin-1/

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About Oral Mucositis

Oral Mucositis (OM) is a frequent, painful and debilitating complication of chemoradiation commonly manifesting in the treatment of head and neck tumors. Characterized by inflammation and ulceration, patients suffering from OM are often unable to speak or eat (requiring the insertion of a feeding tube) and more susceptible to bacterial infections, with severe cases leading to hospitalization, with increased treatment costs of up to $25,000. Affecting over 500,000 people in the United States, there currently are no approved medications for the prevention of OM in this population, with only limited palliative care options available. Worldwide, the potential market for OM is expected to exceed $1 billion in the next few years.

For more information on the CTIX-BRI-205 Phase 2 study, please visit:
https://clinicaltrials.gov/ct2/show/NCT02324335

About Cellceutix

Headquartered in Beverly, Massachusetts, Cellceutix is a publicly-traded company under the symbol “CTIX”. Cellceutix is a clinical stage biopharmaceutical company developing innovative therapies in multiple diseases. Cellceutix believes it has a world-class portfolio of first-in-class lead drug candidates and is now advancing them toward market approval, while actively seeking strategic partnerships. Cellceutix’s psoriasis drug candidate Prurisol completed a Phase 2 trial and Cellceutix recently launched a Phase 2b study. Prurisol is a small molecule that acts through immune modulation and PRINS reduction. Cellceutix’s anti-cancer drug Kevetrin successfully concluded a Phase 1 clinical trial at Harvard Cancer Centers’ Dana Farber Cancer Institute and Beth Israel Deaconess Medical Center, and Cellceutix has commenced a Phase 2 study. In the laboratory, Kevetrin has shown to induce activation of p53, often referred to as the “Guardian Angel Gene” due to its crucial role in controlling cell mutations. Cellceutix is in a Phase 2 clinical trial with its novel compound Brilacidin-OM for the prevention of oral mucositis in patients with head and neck cancer. Brilacidin-OM, a defensin mimetic compound, has shown in an animal model to reduce the occurrence of severe ulcerative oral mucositis by more than 94% compared to placebo. Cellceutix’s lead antibiotic, Brilacidin, has completed a Phase 2b trial for Acute Bacterial Skin and Skin Structure Infection, or ABSSSI. Top-line data have shown a single dose of Brilacidin to deliver comparable clinical outcomes to the FDA-approved seven-day dosing regimen of daptomycin. Brilacidin has the potential to be a single-dose therapy for certain multi-drug resistant bacteria (“superbugs”). In an ongoing Phase 2 open label Proof-of-Concept trial, favorable interim results have been observed in the first two cohorts of patients treated with Brilacidin for Ulcerative Proctitis/Ulcerative Proctosigmoiditis (UP/UPS), two types of Inflammatory Bowel Disease (IBD). Cellceutix has formed research collaborations with world-renowned research institutions in the United States and Europe, including MD Anderson Cancer Center, Beth Israel Deaconess Medical Center, and the University of Bologna. More information is available on the Cellceutix web site at www.cellceutix.com.

Forward-Looking Statements: This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements concerning projected timelines for the initiation and completion of clinical trials, our future drug development plans, other statements regarding future product developments, including with respect to specific indications, and any other statements which are other than statements of historical fact. These statements involve risks, uncertainties and assumptions that could cause Cellceutix’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. Cellceutix has in some cases identified forward-looking statements by using words such as “anticipates,” “believes,” “hopes,” “estimates,” “looks,” “expects,” “plans,” “intends,” “goal,” “potential,” “may,” “suggest,” and similar expressions. Among other factors that could cause actual results to differ materially from those expressed in forward-looking statements are Cellceutix’s need for, and the availability of, substantial capital in the future to fund its operations and research and development; including the amount and timing of the sale of shares of common stock to Aspire Capital; the fact that Cellceutix’s compounds may not successfully complete pre-clinical or clinical testing, or be granted regulatory approval to be sold and marketed in the United States or elsewhere. A more complete description of these risk factors is included in Cellceutix’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. Cellceutix undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation.

INVESTOR AND MEDIA CONTACT

Cellceutix Corporation
Leo Ehrlich
info@cellceutix.com

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